EXHIBIT 99.1

Medley Capital Corporation Adds Stamford First Bank to its Credit Facility, Increasing Commitments to $192.5 million

NEW YORK, NY (September 26, 2012) – Medley Capital Corporation (NYSE: MCC) (the “Company”) today announced the closing of $5 million of additional commitments to its senior secured revolving credit facility (the “Credit Facility”) led by ING Capital LLC. Stamford First Bank, A Division of The Bank of Canaan joined the lending group and committed $5 million to the facility. Total commitments to the Credit Facility are now $137.5 million. The combined $55 million in senior term debt and the Credit Facility (the “Facilities”) increases Medley Capital Corporation’s current financing capacity to $192.5 million and provides for an aggregate accordion feature permitting subsequent increases to the Facilities up to an aggregate maximum amount of $300 million.

"We are pleased to add Stamford First Bank to our growing bank group" said Brook Taube, Chief Executive Officer of the Company. “We intend to utilize the additional lending commitment to grow our investment portfolio and we look forward to working with Stamford First Bank as we expand our business in the years ahead.” continued Mr. Taube.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7-50 million. Medley will support acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

SOURCE: Medley Capital Corporation

Richard Allorto, 212-759-0777